Exhibit 2.1

AMENDMENT
TO NORTHWEST PRODUCTS SYSTEM - TERMINAL INTERESTS
ASSET SALE AND PURCHASE AGREEMENT

This AMENDMENT (“Amendment”) is dated as of 28 March 2013 between NORTHWEST TERMINALLING COMPANY, a Delaware corporation (“Seller”) and TESORO LOGISTICS OPERATIONS LLC, a Delaware liability company (“Buyer”).

RECITALS

A.
Seller and Buyer have previously entered into that certain Asset and Sale Purchase Agreement, dated as of December 6, 2012 (the “Agreement”) pursuant to which Seller agreed to sell, and Buyer agreed to purchase the products terminal Assets (as described in the Agreement).

B.	Seller and Buyer desire to amend certain provisions of the Agreement as set out in this Amendment.

C.
In consideration of the mutual promises set out in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Buyer agree to be bound by the terms of this Amendment.

AGREEMENT

1.	Section 4.1 of the Agreement is amended by deleting the reference to April 1, 2013 as the “Final Closing Date” and replacing such reference with June 1, 2013 as the Final Closing Date.

2.	Except as set forth in this Amendment, the terms and provisions of the Agreement remain in full force and effect as originally written.

The Parties have executed this Amendment in triplicate as evidenced by the following signatures of authorized representatives of the Parties:

SELLER: NORTHWEST TERMINALLING COMPANY		BUYER: TESORO LOGISTICS OPERATIONS LLC

Signature:		Signature:
/s/ RANDALL L. CURRY		/s/ PHILLIP M. ANDERSON
Name:	Randall L. Curry	Name:	Phillip M. Anderson
Title:	President	Title:	President

Amendment to Northwest Products System - Terminal Interests Asset Sale and Purchase Agreement
Execution Version                                        1